[NVE LOGO]
                                                             MARKETING BULLETIN
                                                          For immediate release

             NVE Device Named Product of the Month by ChipCenter
        "An extremely nice product that will sell extremely well...."

EDEN PRAIRIE, Minn.--April 16, 2001--A new network transceiver from NVE Corporation (OTBB: NVEC) has been named "Product of the Month" for April 2001 by ChipCenter LLC.

ChipCenter Senior Technical Editor Paul McGoldrick said in his review of the new NVE IL485: "The Profibus market is huge, much larger than RS-485, and many devices are working in extremely harsh, industrial conditions and this isolated interface [the NVE device] is a much-needed product, particularly because of the speeds it is capable of passing.... With a standard SOIC-16 package the part is easy to lay out and the isolation technology that is used...gives a very low power consumption (725 mW dissipation max. with a rail of 4.5 to 5.5 V.) There is both current limiting and thermal shutdown protection. The isolation specifications are voltage rated at 2500 V (for one minute) with a barrier impedance greater than 100 trillion [ohms] with 7 pF across it. An extremely nice product that will sell extremely well. A companion part, the IL485W adds an additional uncommitted isolation channel."

ChipCenter's full review can be found at:
http://tm0.com/sbct.cgi?s=24731379&i=326975&d=1297530

The other 2001 winners of the prestigious award were Conexant Systems, Inc. (NASDAQ: CNXT), National Semiconductor (NYSE: NSM), and Texas Instruments (NYSE: TXN).

Headquartered in San Jose, Calif., ChipCenter (www.chipcenter.com) publishes more daily content than any other online offering in its market. Combined with the most comprehensive and world's largest franchised network of electronic components inventory, ChipCenter allows engineers and purchasing agents to learn, find, and buy at one convenient location. ChipCenter LLC is owned by Arrow Electronics, Inc. (NYSE: ARW), Aspect Development, Inc. (NASDAQ: ASDV), Avnet, Inc. (NYSE: AVT), CMP Media, Inc., and Pioneer-Standard Electronics, Inc. (NASDAQ: PIOS). It is the first comprehensive online service for electronic-component information and sourcing.

NVE Corporation (www.nve.com) designs and manufactures isolator and sensor components with the potential to revolutionize data transfer. Its devices allow networks to run at much higher speeds than otherwise possible, and unprecedented precision in industrial control and robotics. NVE is also widely recognized as a leading-edge developer of nonvolatile MRAM technology.

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Contact:  John Myers, VP, Isolator Products Business Unit
          (952) 996-1610